CONSULTING AGREEMENT

THIS AGREEMENT (“Agreement”), dated this __ day of August 2011, to be effective as of July 15, 2011 (the “Effective Date”), confirms that RADEINT PHARMACEUTICALS CORPORATION, a Delaware corporation having its principal place of business at 2492 Walnut Avenue, Suite 100, Tustin, CA 92780-7039, its subsidiaries and affiliates (“The Company”) have retained BRIGHTON CAPITAL, LTD., a California corporation with its principal offices at 1875 Century Park East, Suite, 700, Los Angeles, CA 90067 (“Brighton”), for the purposes described in this Agreement in accordance with the terms and conditions specified herein, and Brighton has agreed to such engagement.

1. Purpose of Engagement. Brighton will has rendered and will continue to render strategic advisory services (the “Services”) as outlined below:

•	Assist the Company with the restructuring of various debt obligations including warrant conversions and or transactions that would increase the Company’s current cash position.

•	Assist The Company in developing a business and marketing strategy.

•	Assist The Company in developing an acquisition strategy and structure.

•	Other services as mutually agreed to by The Company and Brighton.

2. Period of Engagement. Brighton’s engagement under this Agreement will commence on the date written above and expire one hundred eighty (180) days later, unless mutually extended by the parties. Notwithstanding the foregoing, this Agreement may be terminated by either party, at any time, with or without cause, upon thirty (30) days written notice to that effect to the other party.

3. Brighton’s Compensation.

(a) The parties agree that, as of the Effective Date of this Agreement, the value of the Services rendered and to be rendered to the Company under this Agreement is $106,000.

(b) The Company upon execution of this Agreement shall pay to Brighton in cash $10,000 and shall issue to Brighton 1,200,000 common shares of the Company, valued at $96,000 based on the $0.08 per share closing price of such common shares as at the Effective Date.

(c) The shares shall be issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the Company agrees to assist Brighton with the removal of any legends once the holding period and other requirements of Rule 144 have been satisfied. The shares shall immediately vest regardless of the services performed by Brighton or earlier termination of this Agreement. The payments made hereunder are non-refundable and the shares are considered earned as of the date of this Agreement.

(d) The Company, in its sole discretion, may make additional cash payments and or issue additional shares to Brighton based upon the Brighton’s performance.

(e) The Company shall reimburse Brighton for all prior approved expenses.

The parties have caused this Agreement to be executed by their duly authorized representatives as of the date written above.

Engagement terms (including attached Exhibit A, Standard Terms and Conditions) accepted by:

RADIENT PHARMACEUTICALS	CORPORATION BRIGHTON CAPITAL, LTD.

By: /s/ Douglas C. MacLellan	By: /s/ Jeffrey B. Wolin
Name: Douglas C. MacLellan	Name: Jeffrey B. Wolin
Title: Chief Executive Officer	Title: President

EXHIBIT A

STANDARD TERMS AND CONDITIONS

1. Accuracy of The Company Data. The Company recognizes and confirms that in performing its duties pursuant to this Agreement, Brighton will be using and relying on data, material and other information (the “Information”) furnished by The Company, and its employees and representatives and on information available from generally recognized public sources without any independent investigation or verification thereof. Accordingly, Brighton assumes no responsibility for the accuracy and completeness of the Information. The Company agrees that any Services will be based entirely upon Information supplied by The Company or available from public sources. The Company will exercise reasonable care to ensure that Information is complete and accurate in all material respects, and not materially misleading, and The Company will be solely responsible for the accuracy and completeness of any such Information used, summarized or presented in any Services. Without limiting the foregoing, Brighton will be neither responsible for nor liable to any party for any representations, assertions or statements based on the Information or reasonably derived therefrom if such representations, assertions or statements prove to be false, inaccurate, deceptive, misleading or incomplete.

2. Confidentiality. Unless required by law or applicable legal process, any advice rendered by Brighton pursuant to this Agreement may not be disclosed publicly by Brighton or The Company without the other party’s prior written consent or used for any purposes not related to The Company’s participation in the Services.

3. Confidential and Proprietary Information. “Confidential and Proprietary Information” means all documents, software, reports, data, records, forms and other material (a) obtained by Brighton from The Company in the course of performing the Services: (i) that have been marked as confidential; (ii) whose confidential nature has been made known by The Company to Brighton; or (iii) that due to their character and nature, a reasonable person under like circumstances would treat as confidential or (b) developed or prepared by Brighton based upon information described in (a). Confidential and Proprietary Information does not include information which: (i) is already known to Brighton at the time of disclosure by The Company; (ii) is or becomes publicly known through no wrongful act of Brighton; (iii) is independently developed by Brighton without benefit of The Company’s Confidential and Proprietary Information; or (iv) is received by Brighton from a third party without restriction and without a breach of an obligation of confidentiality. All Confidential and Proprietary Information of The Company remains the property of The Company and will be maintained in confidence by Brighton, will not be used by Brighton for any purpose other than to provide the Services under this Agreement, and will not be disclosed to any third party, except as provided herein, without The Company's prior written consent, unless required by applicable law or legal process. At the conclusion of the Services, Brighton will, upon The Company’s request, return to The Company all Confidential and Proprietary Information of The Company in its possession or, upon The Company's request, Brighton will destroy all Confidential and Proprietary Information of The Company in its possession, subject to Brighton’s need to preserve its interests hereunder. Upon written request by The Company, Brighton will certify the destruction of all Confidential and Proprietary Information of The Company, clearly identifying any such information retained by Brighton as necessary to preserve its interests hereunder. The confidentiality restrictions and obligations imposed by this section will terminate two (2) years after the expiration or termination of this Agreement.

4. Limitations on Use. The Company expressly acknowledges that all information and advice provided by Brighton to The Company in connection with Brighton’s engagement are intended solely for the benefit and use of The Company (including its management, directors, shareholders and attorneys) in considering the Services to which they relate, and The Company agrees that, except as required by law, no such information or advice will be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor will any public reference to Brighton be made by The Company (or such persons) without the prior written consent of Brighton, which will not be unreasonably withheld. The Company specifically agrees, without limiting the generality of the foregoing, that it will not use any information or advice provided by Brighton to The Company in any tax matter, proceeding or audit nor in any matter having to do with the listing or public sale of securities unless Brighton has agreed to such use beforehand, in writing.

5. Indemnification of Brighton.

(a) In the event of a claim by a third party (including other Members of the Group) relating to services under the Agreement to which these Standard Terms and Conditions are attached, The Company will indemnify Brighton and its personnel from all such claims, liabilities, costs and expenses, except to the extent determined to have resulted from the intentional or deliberate misconduct by Brighton.

(b) Brighton will have no liability to The Company for any actions, damages, claims, liabilities, costs, expenses or losses in any way arising out of or relating to the services performed hereunder for an aggregate amount in excess of the fees paid by The Company to Brighton under this Agreement. In no event shall Brighton be liable for consequential, special, indirect, incidental, punitive or exemplary damages, costs, expenses, or losses (including, without limitation, lost profits and opportunity costs). The provisions of this Paragraph shall apply regardless of the form of action, damage, claim, liability, cost, expense, or loss, whether in contract, statute, tort (including, without limitation, negligence) or otherwise.

(c) In the event any third party asserts a claim against Brighton or its personnel for which a right of indemnification is asserted under subparagraph (a) above, The Company shall, at its choice, either engage counsel to defend Brighton and/or its personnel or shall be responsible for the current payment of costs and expenses Brighton and/or its personnel incur to defend against such claim.

6. Independent Contractor. Nothing in this Agreement will be deemed to constitute Brighton or The Company the agent of the other. Neither Brighton nor The Company be or become liable or bound by any representation, act or omission whatsoever of the other.

7. Not a Registered Broker-Dealer. Brighton is not a registered broker-dealer and will not be providing services to The Company as a broker-dealer. All services provided by Brighton will be strictly as an advisor to The Company.

8. Nonassignability. This Agreement and all rights, liabilities and obligations hereunder will be binding upon and inure to the benefit of each party’s successors, but neither party will assign, transfer or subcontract this Agreement or any of its obligations hereunder without the other party’s express, prior written consent.

9. Severability. In the event that any term or provision of this Agreement is held invalid, void or unenforceable, then the remainder of this Agreement will not be affected, impaired or invalidated, and each such term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

10. Governing Law. Regardless of the place of execution or performance, this Agreement and any related indemnification and confidentiality agreements between the parties will be deemed made in Delaware. All actions arising hereunder or in connection herewith will fall under the exclusive jurisdiction and venue of the American Arbitration Association located in New York, NY and each of the parties hereto hereby agrees to the personal jurisdiction and venue of said arbitrator. The parties hereto agree to service of process by certified mail or receipted courier. Any right to trial by jury with respect to any claim or proceeding related to or arising out of this engagement, or any transaction or conduct in connection herewith, is waived.

11. Integration. This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior and contemporaneous representations, proposals, discussions, and communications, whether oral or in writing. This Agreement may be modified only in writing and will be enforceable in accordance with its terms when signed by each of the parties hereto.

12. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which constitute one and the same instrument.

13. Third Party Beneficiaries. This Agreement is made solely for the benefit of The Company, Brighton, other Indemnified Parties and their respective successors and assigns, and no other person will acquire or have any right under or by virtue of this Agreement.

14. No Conflict of Interest. The Company recognizes that Brighton may from time to time throughout the term of this Agreement provide services to companies that are in competition with The Company. The Company hereby agrees that this Agreement does not limit Brighton’s ability to provide such services, and that Brighton’s provision of such services does not represent a breach of this Agreement or represent a conflict of interest for Brighton in the context of this Agreement. This paragraph does not limit Brighton’s confidentiality obligations under paragraph 2 of this Agreement.

15. Notices. All notices, requests and demands hereunder will be in writing and will be deemed to have been duly given (a) upon personal delivery, (b) five (5) days after being mailed by registered or certified mail, return receipt requested or (c) one (1) business day after being sent by nationally recognized overnight courier.

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